AMERICREDIT ANNOUNCES

BOARD MEMBER DEPARTURES

FORT WORTH, TEXAS August 31, 2004 -- AMERICREDIT CORP. (NYSE: ACF)

announced today that Mr. Gerald J. Ford has resigned as a director of AmeriCredit Corp. Mr. Ford advised AmeriCredit that it was probable he would pursue investment opportunities in other consumer finance companies and that, in light of such activity, it was appropriate that he resign.

The Company also announced that Mr. Edward H. Esstman is retiring from the board of directors effective immediately. Also, Mr. Michael R. Barrington announced that he will not seek renomination for director this fall. With these changes, AmeriCredit's board will be comprised of six outside directors and two management directors.

"On behalf of AmeriCredit and the board of directors, we want thank these three gentlemen for the contributions they made during their tenures and wish them continued success in their future endeavors," said AmeriCredit Chairman and CEO Clifton Morris.

About AmeriCredit

AmeriCredit Corp. is a leading independent auto finance company. Using its branch network and strategic alliances with auto groups and banks, the Company purchases retail installment contracts entered into by auto dealers with consumers who are typically unable to obtain financing from traditional sources. AmeriCredit has approximately one million customers and nearly $12 billion in managed auto receivables. The Company was founded in 1992 and is headquartered in Fort Worth, Texas. For more information, visit www.americredit.com.

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